EXHIBIT 10.2


                             DISTRIBUTION AGREEMENT


THIS AGREEMENT is entered into and made effective as of January 18, 2000 by and between WOW Entertainment, Inc. of 6358 College Avenue, Indianapolis, Indiana 46220 ("Owner") and M/G Perin, Inc. of 21 East 40th Street, Suite 1601, New York, New York 10016 ("Distributor").

                                    RECITALS

A. Owner owns all distribution rights in and to the television program currently entitled "Women of Wrestling" (the "Program").

B. Owner desires Distributor to represent, sell, distribute and market the Program throughout the licensed Territory (hereinafter defined), and Distributor desires to so represent, sell, distribute and market the Program.

        Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Owner and Distributor have agreed as follows:

1. Programming. Subject to Owner's election to proceed with the production of the Program, and provided this Agreement has not been previously terminated by Owner agrees to produce and deliver to Distributor, and Distributor agrees to distribute, forty-eight (48) original one (1) hour episodes plus four (4) one
(1) hour "best of" compilation episodes of the Program (the "First Season") for free, over-the-air, terrestrial broadcast television distribution ("Free Television") commencing with the 2000/01 broadcast season. Each one (1) hour episode of the Program shall be formatted to contain approximately fourteen and one-half (14-1/2) minutes of commercial content. Owner shall also produce and deliver to Distributor one demo tape (which Distributor acknowledges has been received and approved), one custom promo for each station as necessary, and weekly episodic promos advertising the upcoming week's telecast. Owner shall be solely responsible for the financing and production of the Program, demo tape and promo tapes. Notwithstanding the foregoing, Distributor will make available to Owner its ability to finance advertising time sales receivables, provided that the cost of such financing, and any required modifications to the terms regulating the disbursement of funds from the "lockbox" described in Paragraph 7 below, shall be negotiated by Owner and Distributor in good faith. The episodic budget for the First Season of the Program is currently anticipated to be approximately $205,000 per episode; however, Owner shall have the right to increase or decrease the budget in its sole discretion provided that the quality and technical standards of the episodes are maintained at the


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level required for national U.S. syndication television distribution. The content of each episode shall contain no material likely to be deemed offensive by the primary target audience of the Program, judged by contemporary standards of other wrestling programming on U.S. broadcast television.

2.      Initial Sales Effort; Distribution Fee Advance; Marketing Expenses.

        (a) Distributor shall proceed to diligently market and sell the Program for Free Television exhibition in the United States during the 2000/2001 broadcast season, including, without limitation, marketing and selling the Program at NATPE 2000. Commencing in January, 2000 (with the first payment due at the later of (i) February 1, 2000; or (ii) within five (5) days of the date of execution of this Agreement) and continuing on a monthly basis thereafter, Owner shall pay Distributor $20,000 per month (the "Distribution Fee Advance"), for a total of no more than twelve (12) months (i.e., a total of no more than $240,000), as an advance against Distributor's distribution fee from the distribution of the Program. The aggregate Distribution Fee Advance paid by Owner to Distributor shall be recoupable and paid to Owner (with interest thereon) from the first revenues received by Distributor from the distribution of the Program (i.e., prior to Distributor's receipt of any distribution fees). Owner contemplates receiving an initial financing commitment of approximately $300,000 for the production of the Program. Owner shall not be required to make more than three (3) Distribution Fee Advance payments to Distributor (i.e., a total of $60,000) prior to Owner's securing further financing commitment(s) and actually receiving payments totaling at least $6 million for the production of the Program. Further, if it becomes reasonably apparent to Owner prior to the payment of the second Distribution Fee Advance (due at the later of (i) March 1, 2000; or (ii) within five (5) days of the date of execution of this Agreement) or, if such amount is paid, prior to the payment of the third Distribution Fee Advance (due at the later of (i) April 1, 2000; or (ii) within five (5) days of the date of execution of this Agreement) that Owner will or may be unable to secure sufficient financing to proceed with the production of the Program, Owner shall have the right not to make any further Distribution Fee Advance payments to Distributor unless and until such additional financing is secured. In such event, Distributor shall have the right, upon seven (7) days prior written notice to Owner, to discontinue rendering any further services hereunder until such time, if ever, as Owner has paid to Distributor all Distribution Fee Advance payments accrued and unpaid to Distributor as of the date of Distributor's notice. If Distributor continues rendering services hereunder, Owner shall pay all accrued and unpaid Distribution Fee Advances to Distributor promptly upon obtaining sufficient financing to proceed with the production of the Program (but in no event shall Owner have any obligation to make any additional payments to Distributor in the event such financing is not obtained).



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        (b) In addition to the foregoing, Owner shall reimburse Distributor for all actual, direct, out-of-pocket, third-party, bona fide, mutually-approved expenses actually paid by Distributor directly related to the marketing and sales of the Program (including dubs, station mailings, satellite fees, research costs, and local and national Nielsen ratings), but specifically excluding any costs associated with Distributor's overhead or any other indirect selling costs paid or incurred by Distributor (including, without limitation, meals, gifts, client entertaining, airfares, car rentals, other travel costs, office phone calls, faxes, cell phones, paper clips, copies of contracts, etc.). All marketing and sales expenses to be reimbursed to Distributor by Owner hereunder shall be approved in writing in advance by Owner, which approval shall not be unreasonably withheld. Owner and Distributor shall promptly prepare and approve an itemized marketing and sales budget detailing all of the marketing and sales expenses to be incurred in connection with the Program. Such marketing and sales budget shall include so-called "station comp" of approximately $1,500,000, which Distributor shall have the right to use on an as-needed basis subject to Owner's prior written approval in each instance. Distributor shall provide Owner with copies of all station contracts and Owner shall pay any such "station comp" (if approved by Owner) directly to the applicable station on behalf of Distributor.

3. Early Termination Option. In the event Distributor has not secured U.S. market clearances satisfactory to Owner for the 2000/2001 broadcast season on or before May 1, 2000, then Owner shall have the right, at its sole election, to terminate this Agreement. For purposes of this provision, Distributor will be deemed to have secured market clearances satisfactory to Owner if it has cleared the Program on stations in at least four (4) of the top five (5) U.S. television markets, eight (8) of the top ten (10) U.S. television markets, and sixteen (16) of the top twenty (20) U.S. television markets (or, in lieu of the requirement of 16 of the top 20 U.S. television markets, in at least 72% of U.S. television households) (the "Minimum Clearance"). It is understood and agreed that Owner has waived the foregoing Minimum Clearance requirement as a basis for early termination of this Agreement pursuant to this paragraph; provided, however, that such waiver shall not be deemed a waiver of any other provision hereunder nor shall it affect any of Owner's other rights hereunder. In the event Owner elects to terminate this Agreement pursuant to this paragraph, then neither Owner nor Distributor shall have any further obligations to the other hereunder, and Owner may elect not to proceed with the production of the Program or to proceed with the production of the Program and engage a different distributor, as determined by Owner in its sole discretion. Notwithstanding the foregoing, Owner shall not have the right to engage any other distributor to distribute the Program for Free Television exhibition in the United States for the 2000/2001 broadcast season. In addition, if Owner elects to engage a different distributor to distribute the Program for Free Television exhibition in the United States subsequent to the 2000/2001 broadcast season, Owner shall pay to Distributor, within thirty (30) days following Owner's entering into a distribution agreement with the other distributor, any and all


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Distribution Fee Advances accrued and unpaid to Distributor as of the date of termination, as well as the actual, direct, out-of-pocket, third-party, bona fide expenses actually paid by Distributor in connection with the marketing and sales of the Program at NATPE 2000 (not to exceed $15,000).

4.      Grant of Rights.

        (a) Subject to Owner's election to proceed with the production of the Program, and provided this Agreement has not been previously terminated by either party, Owner hereby grants Distributor the sole and exclusive right and license to distribute, sell, license, lease, rent, subdistribute and otherwise market the Program throughout the United States, its territories and possessions (the "Domestic Territory") by means of Free Television for a term of seven (7) years following the initial telecast of the last episode produced for the last season for which Distributor distributes original episodes of the Program hereunder (unless earlier terminated pursuant hereto) (the "Term"). (For the sake of clarity, if Distributor distributes more than one season of original episodes of the Program, the 7-year period will not begin to run until the initial telecast of the last episode produced for the last season of original programs.) In addition, if the Program is cleared in accordance with the Minimum Clearance requirements prescribed in Paragraph 3 above, then subject to Owner's election to proceed with the production of the Program and provided this Agreement has not been previously terminated by Owner, Owner will grant Distributor the sole and exclusive right and license to distribute, sell, license, lease, rent, subdistribute and otherwise market the Program throughout the rest of the world outside the Domestic Territory (the "Foreign Territory") by means of Free Television, basic cable and pay cable television, and satellite (but not pay-per-view) for the duration of the Term. The Domestic Territory and the Foreign Territory (if applicable) may be referred to herein collectively as the "Territory." Further, if Distributor actually secures Free Television distribution of the First Season of the Program in the Domestic Territory and Owner has not terminated this Agreement for any reason set forth herein, then Owner will grant to Distributor all basic cable second-run television syndication rights ("Basic Cable") in the Domestic Territory for the First Season of the Program (and each subsequent season of the Program, if any, for which Distributor actually secures Free Television distribution of the Program in the Domestic Territory) for the duration of the Term. Subject to the foregoing, Owner reserves all other rights of every kind and nature in and to the Program in any and all media now known or hereafter devised, including, without limitation, all basic cable, pay cable, pay-per-view, satellite and all other television rights; home video rights; live performance rights; theme park and location-based entertainment rights; internet rights; spinoff, sequel and remake rights; theatrical rights; interactive media rights; merchandising, licensing and print publication rights; and soundtrack and music publishing rights.

        (b) It is understood and agreed that Owner may create and distribute (or enter into agreements for the creation and/or distribution of) new programming similar to or


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related to the Program, including, without limitation, additional wrestling programs or programs featuring the announcers, wrestlers or others featured in the Program, which may be live action or animated (collectively, "New Programming"), and that any such New Programming shall not be deemed to be a Program for purposes of this Agreement and Distributor shall have no rights of any kind in connection therewith. Owner's ability to create and distribute (or enter into agreements for the creation and/or distribution of) New Programming shall be subject only to the exclusivity requirements of Distributor's standard form license agreement (a copy of which is attached hereto as Exhibit "A"). Notwithstanding the foregoing, provided this Agreement has not been previously terminated and remains in full force and effect, Owner agrees not to distribute (or enter into an agreement for the distribution of) New Programming on any form of television in the Domestic Territory until the commencement of the second broadcast season of the Program. In addition, provided this Agreement has not been previously terminated and remains in full force and effect, then if Owner desires to distribute (or enter into an agreement for the distribution of) New Programming in the form of a television "spinoff" (as customarily defined in the U.S. television industry) of the Program or any other television program which is confusingly similar to the Program, Owner's ability to do so shall be subject to Distributor's approval, which shall not be unreasonably withheld, and the parties shall negotiate in good faith consistent with customary industry practices a passive fee to be paid to Distributor in connection with such New Programming.

5. Ad Sales. Owner shall have a right of reasonable approval over the ad sales company (and any replacements thereof) and the general ad sales strategy and position (including, without limitation, target sales rate and general selection of sponsors and advertisers). Owner shall have an absolute right to disapprove any sponsor or advertiser which Owner in good faith determines will have a detrimental impact on the image of the Program Owner desires to present to the general public.

6. Distribution Fees, Expenses and Other Consideration. After recoupment by Owner of all Distribution Fee Advance payments paid by Owner to Distributor hereunder (plus interest thereon at the rate of prime plus one percent (1%)), Distributor shall be entitled to charge the following distribution fees:

        (a) 35% of all gross domestic revenues derived from advertising time sales or cash sales for Free Television distribution, (based solely on commercial advertising units sold within a commercial broadcast) which fee shall be fully inclusive of all third-party ad sales commissions or other fees or costs and fully inclusive of Distributor's overhead and any non-budgeted and/or unapproved distribution expenses or other indirect selling costs paid or incurred by Distributor;

        (b) if Distributor is granted Basic Cable distribution rights in the Program in the Domestic Territory, 25% of all gross domestic revenues derived from Basic Cable


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distribution, which fee shall be fully inclusive of Distributor's overhead and any non-budgeted and/or unapproved distribution expenses or other indirect selling costs paid or incurred by Distributor; and

        (c) if Distributor is granted television distribution rights in the Program in the Foreign Territory, 30% of all gross foreign revenues (capped at an overall total of 35% if a third-party subdistributor is engaged), which fee shall be fully inclusive of Distributor's overhead and any other indirect selling costs paid or incurred by Distributor (but not Distributor's distribution expenses from the Foreign Territory, subject to Paragraph 7(c) below).

        If the common stock of Owner or the common stock of a company that owns eighty percent (80%) or more of the common stock of Owner becomes or is publicly traded on one or more of the following: i) the "pink sheets" by the National Quotation Bureau, Inc.; ii) the over-the-counter market on the electronic bulletin board; iii) on NASDAQ or iv) on any national securities exchange or quotation system, Owner: 1) shall promptly issue three percent (3%) of its outstanding common shares to Distributor (if Owner's common shares become publicly traded), or shall cause its parent company to promptly issue to Distributor the number of its common shares that is equal to three percent (3%) of the common shares owned by David McLane, John Fisbeck and Carter Fortune (if Owner's parent company's shares become or are publicly traded); and 2) shall promptly issue a warrant to purchase an additional one percent (1%) of its outstanding common shares to Distributor (if Owner's common shares become publicly traded), or shall cause its parent company to promptly issue a warrant to Distributor so that Distributor may purchase the number of additional common shares that is equal to one percent (1%) of the common shares owned by David McLane, John Fisbeck and Carter Fortune (if Owner's parent company's shares become or are publicly traded). The warrant shall be issued at an exercise price of one million dollars ($1,000,000) in total with an exercise date prior to the date that is five (5) years from the date that Owner or Owner's parent company initially issues its common stock to Distributor. The number of common shares subject to the warrant and the option price per share shall be determined as of the date that Owner or Owner's parent company initially issued its common stock to Distributor. If, however, Owner or Owner's parent company shall at any time effect a recapitalization, reclassification or other similar transaction of such character that the shares of common stock shall be changed into or become exchangeable for a larger or smaller number of shares, then upon the effective date thereof, the number of shares of common stock which Distributor shall be entitled to purchase upon exercise of the warrant shall be increased or decreased, as the case may be, in direct proportion to the increase or decrease in the number of shares of common stock by reason of such recapitalization, reclassification or similar transaction, and the exercise price per share shall be, in the case of an increase in the number of shares, proportionally decreased and, in the case of decrease in the number of shares, proportionally increased. Distributor, at


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its option, may designate that some or all of the shares may be issued directly to its principal owner, Richard Perin.

        If the common stock of a company that owns less than eighty percent (80%) of the common stock of Owner becomes or is publicly traded on one or more the following: i) the "pink sheets" by the National Quotation Bureau, Inc.; ii) the over-the-counter market on the electronic bulletin board; iii) on NASDAQ or
iv) on any national securities exchange or quotation system and Distributor elects to void Section 8 of this Agreement, Owner: 1) shall cause its parent company to promptly issue to Distributor the number of its common shares that is equal to three percent (3%) of the common shares owned by David McLane, John Fisbeck and Carter Fortune; and 2) shall cause its parent company to promptly issue a warrant to Distributor so that Distributor may purchase the number of additional common shares that is equal to one percent (1%) of the common shares owned by David McLane, John Fisbeck and Carter Fortune. The warrant shall be issued at an exercise price of one million dollars ($1,000,000.00) or on a substantial equivalent economic basis as described above in the proceeding paragraph in total with an exercise date prior to the date that is five (5) years from the date that Owner's parent company initially issued the common stock to Distributor. The number of common shares subject to the warrant and the option price per share shall be determined as of the date that Owner's parent company initially issued its common stock to Distributor. If, however, Owner's parent company shall at any time effect a recapitalization, reclassification or other similar transaction of such character that the shares of common stock shall be changed into or become exchangeable for a larger or smaller number of shares, then upon the effective date thereof, the number of shares of common stock which Distributor shall be entitled to purchase upon exercise of the warrant shall be increased or decreased, as the case may be, in direct proportion to the increase or decrease in the number of shares of common stock by reason of such recapitalization, reclassification or similar transaction, and the exercise price per share shall be, in the case of an increase in the number of shares, proportionally decreased and, in the case of decrease in the number of shares, proportionally increased.

7. Distribution Contracts and Proceeds; Lockbox. Distributor shall promptly provide Owner with fully-executed copies of all of Distributor's station contracts, ad sales contracts and other contracts for the distribution of the Program. All such contracts will require that all gross amounts payable thereunder shall be paid directly into a specific lockbox for the benefit of Owner and Distributor. All amounts paid into the lockbox will be immediately distributed and applied as follows:

        (a) first, to payment of any actual, direct, out-of-pocket, third-party, bona fide, mutually-approved distribution expenses (specifically excluding any costs associated with Distributor's overhead or any other indirect selling costs paid or incurred by Distributor) actually paid by Distributor and not previously recouped by Distributor or reimbursed by Owner; provided, however, that if Distributor is granted television


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distribution rights in the Program in the Foreign Territory, Distributor's
recoupable distribution expenses from the Foreign Territory shall not exceed five percent (5%) of gross foreign revenues, provided that materials costs (i.e., dubbing, PALs, shipping, etc.) shall not be subject to such cap;

        (b) second, to recoupment by Owner of all Distribution Fee Advance payments paid by Owner hereunder with interest accruing from the date of payment thereof at the rate of prime plus one percent (1%);

        (c) third, to payment of Distributor's distribution fees as set forth in Paragraph 6 above; and

        (d) fourth, all remaining proceeds shall be paid to Owner.

The lockbox instructions will be prepared and mutually approved by Owner and Distributor in good faith, taking into consideration, among other things, that (depending upon the identity of the ad sales company) the ad sales commissions may or may not be deducted prior to payment of the distribution proceeds into the lockbox, and that the exact amount of distribution expenses recoupable by Distributor at any one point in time may vary.

8. Ancillary Proceeds. Provided this Agreement has not been terminated for any reason and Distributor is not in breach or default hereof, and provided Owner elects to produce and Distributor distributes additional episodes of the Program following the First Season, then commencing with the initial United States telecast of the first episode of the second season of the Program and continuing for the duration of the Term, Distributor shall be entitled to receive from Owner a percentage of the Net Ancillary Revenues derived from the exploitation of merchandising, licensing, print publication, soundtrack, music publishing, pay-per-view, sponsorships, and internet rights in and to the Program and the "Women of Wrestling" property. This percentage shall be equal to fifteen percent (15%) times David McLane's percentage ownership of the common stock of Owner. David McLane owns thirty-three and one-third percent (33 1/3%) of Owner, so Distributor shall be entitled to five percent (5%) of the Net Ancillary Revenues (.15 x .333). If the common stock of Owner or the common stock of a company that owns eighty percent (80%) or more of the common stock of Owner becomes or is publicly traded on one or more of the following: i) the "pink sheets" by the National Quotation Bureau, Inc.; ii) the over-the-counter market on the electronic bulletin board; iii) on NASDAQ or iv) on any national securities exchange or quotation system, this Section shall immediately become void and have no further force or effect (i.e. Owner shall have no further obligation to pay any Net Ancillary Revenues to Distributor). If the common stock of a company that owns less than eighty percent (80%) of the common stock of Owner becomes or is publicly traded on one or more of the following: i) the "pink sheets" by the National Quotation Bureau, Inc; ii) the over-the-counter market on the electronic


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bulletin board; iii) on NASDAQ or iv) on any national securities exchange or quotation, Distributor may, at its option, elect to have this Section immediately become void and have no further force or effect (i.e., Owner shall have no further obligation to pay any Net Ancillary Revenues to Distributor). For the purposes of this provision, "Net Ancillary Revenues" shall be defined as revenues derived from the foregoing sources remaining after recoupment by the investors of their investment and a rate of return thereon to be determined by Owner in Owner's good-faith discretion, and deduction of any and all licensing fees, third-party participations, production costs and all other costs and expenses incurred by Owner. Distributor's percentage of Net Ancillary Revenues hereunder shall be payable to Distributor by Owner within thirty (30) days of Owner's receipt of the applicable Net Ancillary Revenues.

9. Subsequent Seasons. Provided (a) Owner has received all amounts due hereunder and Distributor is not in breach or default hereof; (b) this Agreement remains in full force and effect and has not been terminated for any reason set forth herein; and (c) the Program is cleared in accordance with the Minimum Clearance requirements prescribed in Paragraph 3 above, then if Owner elects (in its sole discretion) to produce additional episodes of the Program for subsequent production years following the First Season, Distributor shall be locked and obligated to distribute such episodes on Free Television and Basic Cable in the Domestic Territory and on all forms of television in the Foreign Territory on the terms set forth herein (provided, however, that Owner shall not be required to pay any Distribution Fee Advance payments to Distributor in subsequent production years). Owner shall give Distributor written notice of its intention to produce such additional episodes by the May 1 preceding the proposed commencement of production of such episodes (e.g., Owner would be required to give Distributor written notice of its intention to produce episodes for a second season of the Program by May 1, 2001). In the event Owner is not required (for any of the reasons set forth in items (a) through (c) above) and elects not to offer Distributor the opportunity to distribute such additional episodes, then neither Owner nor Distributor shall have any further obligations to the other hereunder in connection with any subsequently produced episodes of the Program.

10. Delivery of the Programs. Unless otherwise agreed in writing, Owner shall use all reasonable, good-faith efforts to deliver each episode of the Program to Distributor, or to such other entity mutually agreed by Owner and Distributor, four (4) weeks in advance of the scheduled broadcast thereof. Notwithstanding the foregoing, Distributor understands and acknowledges that episodes following pay-per-view events may be delivered only a few days in advance of the scheduled broadcast thereof. It shall be the Distributor's responsibility to keep up-to-date and accurate records with regard to station clearances so that all broadcasting contract obligations may be timely met. A list of all station clearances will be forwarded to Owner upon completion. Owner agrees to use reasonable efforts to ensure that, in the event of David McLane's death or permanent incapacity after the commencement of production of episodes for any broadcast season for which


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Distributor is engaged to distribute the Program hereunder but prior to the delivery to Distributor of all episodes of the Program for such season, steps are in place to facilitate the completion of production and delivery to Distributor of such episodes; provided, however, that in such event, no failure by Owner to complete production or deliver episodes of the Program to Distributor shall be deemed a breach of this Agreement.

11.     Distributor's Obligations.

        (a) In addition its other obligations herein set forth, Distributor agrees to diligently promote the Program within the Territory and to otherwise exercise the rights herein granted.

        (b) During the Term of this Agreement, Distributor agrees not to represent any other wrestling program without the prior written consent of Owner.

        (c) Distributor shall at all times conduct itself as an independent contractor. Except as expressly set forth herein, Distributor shall bear its own costs and expenses in connection with the performance of its duties and obligations under this Agreement, except that the costs of "dubs" and/or satellite feed and all other mutually-approved marketing and sales expenses set forth in the mutually-approved marketing and sales budget shall be borne by Owner.

12.     Termination.

        (a) Either party shall have the right to terminate this Agreement at any time, without prejudice to any other rights to which such terminating party may be entitled, upon the occurrence of any one or more of the following:

               (i) any material breach or default by the other party in the performance of any material provision of this Agreement, which default is not cured within five (5) business days following written notice of such default to the defaulting party;

               (ii) if any of the representations, warranties or agreements made by the other party in this Agreement shall prove to be untrue or inaccurate in any material respect; or

               (iii) the other party becomes the subject of a petition in bankruptcy, whether voluntary or involuntary, or makes an assignment for the benefit of creditors, or its property is subject to a suit for appointment of a receiver, or such party is dissolved or liquidated.


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        (b) In addition, Owner shall have the right to terminate this Agreement at any time, without prejudice to any other rights to which Owner may be entitled, upon the occurrence of any one or more of the following:

               (i) Richard Perin dies, is incapacitated, or otherwise ceases to be actively involved in the management and supervision of the day-to-day distribution operations of Distributor provided, however, that Owner shall refrain from exercising its termination right under this subparagraph (b)(i) for a period of ninety (90) days following any such event in order to give Distributor the opportunity to appoint a successor to Richard Perin who may be approved by Owner, which approval shall not be unreasonably withheld, but if Distributor fails to appoint or Owner does not approve any such successor within such time period, then Owner shall have the right to terminate this Agreement as aforesaid); or

               (ii) if in Owner's reasonable, good-faith business judgment, Distributor fails to adequately service the stations broadcasting the Program at any time during the Term of this Agreement (including, without limitation, interfacing with station personnel to ensure the proper promotion of the Program both using Owner-supplied promo spots and in print, servicing stations' concerns regarding the content of the Program, handling requests for personal appearances of performers from the Program, informing stations of the level of performance of the Program, ensuring stations receive the satellite feed, etc.); provided, however, that Owner shall not have the right to terminate under this subparagraph (b)(ii) unless and until Owner gives Distributor written notice of any such failure to adequately service the stations and Distributor fails to cure the same to Owner's satisfaction within fifteen (15) days following the date of Owner's notice.

In the event of any such termination under this Paragraph 12, neither Owner nor Distributor shall have any further obligations to the other hereunder, except that any distribution proceeds accrued but not yet paid into the lockbox pursuant to Paragraph 7, or paid into the lockbox but not yet distributed to the parties pursuant to Paragraph 7, shall be distributed in accordance therewith. Further, upon such termination, to the extent that any station contracts, ad sales contracts or other distribution contracts entered into by Distributor are in the name of Distributor, all such contracts shall be immediately assigned to Owner, and Distributor shall immediately assign all of its other right, title and interest in the Program (if any) to Owner; provided, however, that subject to and without waiving any of Owner's rights or remedies at law or in equity, all proceeds from such contracts shall continue to be distributed in accordance with the terms of Paragraph 7 above.

13. Accounting Statements; Records. Commencing with the first month in which any revenues are received pursuant to this Agreement, Distributor shall provide Owner with a shortform monthly accounting statement within thirty (30) days following the end of each


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month and a detailed quarterly accounting statement within forty-five (45) days following the end of each quarter. Commencing with the first semi-annual period in which Distributor is entitled to receive any ancillary revenues (as described in Paragraph 8 above) and continuing until such date that Distributor is no longer entitled to receive any ancillary revenues, Owner shall provide Distributor with a semi-annual accounting statement with respect to such revenues within ninety (90) days following the end of each semi-annual period. Distributor shall, during the Term hereof, keep true and correct books of account and records with respect to the distribution and sale of the Program, and Owner shall, during the Term hereof, keep true and correct books of account and records with respect to the ancillary revenues (as described in Paragraph 8 above) derived from the Program. Each party shall have the right to have said books of account and records of the other party audited and inspected, at its own cost, by a firm of certified public accountants at reasonable times during normal business hours. Such audit or audits authorized hereunder may be made only at the place or places where such books of account and records are then kept, it being understood that in no event shall either party be required to make such books of account and records available at any other place or places for audit. Each accounting statement shall be deemed final and conclusive unless an objection is made in writing, stating the basis thereof, and delivered to the party rendering the statement within eighteen (18) months from the rendition of such statement, and any such objection shall be deemed waived unless the objecting party initiates an action with respect thereto within twelve (12) months from the date such objection is sent.

14. Restrictions on Editing and Duplication. Distributor shall ensure that each Program is broadcast in the form distributed by Owner, including but not limited to broadcasting all screen credits, copyright notices, and release credits, if any, incorporated in the Program. Distributor shall have the right to insert commercials or other locally-originated material during the broadcast of each Program at points designated by Owner. Distributor shall have the right, at its sole expense (subject to recoupment in accordance with Paragraph 7 above), to overdub the audio portion of each Program with non-English-language commentary, subject to Owner's prior written approval in each instance (which shall not be unreasonably withheld). Distributor shall have the right to duplicate the Program for sales purposes or for any other purpose consistent with the terms of this Agreement. Distributor shall not otherwise duplicate, edit, take excerpts from, or add to any Program without Owner's prior written consent.

15. Reports of Distributors. Within seven (7) days after the close of each broadcast month, Distributor shall furnish to Owner a report setting forth the actual dates and times of the broadcasts of the Program and advertisements for the Program during such month. Distributor shall make reasonably available to Owner all correspondence regarding the Program lineup and shall give Owner full access to all Nielsen records including, without limitation, copies of Nielsen transmittal information regarding the dates and times of the broadcast of the Program and ratings for such broadcasts. Distributor shall use good faith efforts to ensure that all videotapes or other tangible media containing copies of the Program, if any, have been destroyed or completely erased, which such efforts shall include, without limitation, obtaining certificates of destruction or erasure.

16. Ownership of the Program. All right, title, and interest in and to the Program, and any portion thereof, and all reproductions, excerpts, or materials derived therefrom, shall be and remain the sole property of Owner, free from any claim whatsoever by anyone, including any claims by Distributor or any person deriving any rights or interest from Distributor

17. Owner's Warranties. Owner hereby represents, warrants and agrees as follows:

        (a) That the Program, when delivered, will be free and clear of any liens, claims or demands of any kind or character whatsoever which would in any way prejudice, affect or be inconsistent with the rights herein granted to Distributor;

        (b) That Owner has not entered into, and will not enter into, any agreement which is inconsistent with any of the provisions of this Agreement, and will not exercise any right to take any action or license or authorize any other person to exercise any right to take any action or license which conflicts with the rights herein granted to Distributor;

        (c)    That Owner has the right to enter into this Agreement;

        (d) That to the best of Owner's knowledge, the Program shall not, nor shall any of the contents thereof (including, but not limited to, plot, characters, cast, title, action, dialogue, musical compositions, designs, set dressing or props), nor shall the exercise by Distributor or any sublicensee of any right or license herein granted to Distributor, violate or infringe any trademark, trade name, copyright or patent, or any literary, dramatic, musical, artistic, personal, private, civil, contract or property right, of any person, firm or corporation, or libel or slander any person; and

        (e) That to the best of Owner's knowledge, there are no restrictions which would materially prevent Distributor from distributing the Program by any media or means which rights are granted to Distributor hereunder, and there are not and will not be any payments (out of any part of the revenues from the distribution or exploitation of the Program or otherwise) which must be made by Distributor to any actors, musicians, directors, writers, or to any other persons who participated in the Program or to any union, guild or other labor organization.

18. Distributor's Warranties: Distributor hereby represents, warrants and agrees as follows:

        (a) That Distributor has not entered into, and will not enter into, any agreement which is inconsistent with any of the provisions of this Agreement, and will not exercise any right to take any action or license or authorize any other person to exercise any right to take any action or license which conflicts with or might prejudice or derogate from the rights herein granted to Distributor;

        (b)    That Distributor has the right to enter into this Agreement;

        (c) That Distributor will not duplicate or otherwise reproduce the Program in any manner, nor permit any of its sublicensees to do so, except specifically in connection with distribution of the Program as permitted hereunder;

        (d) That Distributor will provide in all license agreements that its licensees will return any prints or tapes distributed by Distributor, or submit an affidavit of erasure or destruction, promptly after the expiration of the period of use permitted to any of such licensees. Distributor will use its reasonable efforts to obtain the return of such items or the submission of such affidavit; and

        (e) That there are no restrictions which would or could prevent Distributor from distributing the Program by any media or means which rights are granted to the Distributor hereunder.

19.     Indemnification.

        (a) Owner agrees to indemnify Distributor and its subdistributors, assignees and licensees, and its and their successors, assigns, officers, agents and employees, and each of them, and to hold them, and each of them, harmless from and against any and all claims, actions, causes of action, liabilities, damages, judgments, decrees, losses, costs and expenses, including reasonable outside attorneys' fees and costs, arising out of or in connection with any breach of any of the covenants, agreements, warranties or representations herein made by Owner or otherwise arising out of or in connection with Owner's production of the Program or any element thereof or exploitation of the ancillary rights in connection therewith (except to the extent Distributor is obligated to indemnify Owner pursuant to subparagraph (b) below).

        (b) Distributor agrees to indemnify Owner and its affiliated and related companies, assignees and licensees, and its and their successors, assigns, officers, agents and employees, and each of them, and to hold them, and each of them, harmless from and against any and all claims, actions, causes of action, liabilities, damages, judgments, decrees, losses, costs and expenses, including reasonable outside attorneys' fees and costs, arising out of or in connection with any breach of any of the covenants, agreements, warranties or representations herein made by Distributor or otherwise arising out of or in connection with Distributor's distribution or other exploitation of the Program or any element thereof (except to the extent Owner is obligated to indemnify Distributor pursuant to subparagraph (a) above).

20. Notices. All notices and statements to be rendered hereunder shall be addressed as follows:

        To Owner:  At its address stated above, with a courtesy copy to:

               Lowe Gray Steele & Darko, LLP
               111 Monument Circle, Suite 4600
               P.O. Box 44924
               Indianapolis, Indiana 46244-0924
               Attention:    Robert J. Milford
               Phone:        (317) 236-8020
               Fax:          (317) 236-6472

        To Distributor:  At its address stated above, with a courtesy copy to:

               Gersten, Savage & Kaplowitz, LLP
               101 East 52nd Street
               New York, New York  10022
               Attention:  Eric Roper, Esq.
               Phone:      (212) 752-9700
               Fax:        (212) 980-5192

or at such other addresses as the respective parties may designate in writing.

21. Miscellaneous.

        (a) Nothing in this Agreement shall be construed so as to make either party hereto an agent or partner of the other. Neither of said parties shall become liable by or because of any representation, act or omission of the other which is contrary to the provisions of this Agreement.

        (b) This Agreement shall be interpreted, construed and governed in all respects under the laws of the State of Indiana for agreements entered into and to be wholly performed therein.

        (c) Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having competent jurisdiction. The arbitration shall take place in Indianapolis, Indiana.

        (d) The parties intend to enter into a more formal agreement containing additional terms and conditions customarily included in agreements of this type, all of which are incorporated herein by this reference subject to good faith negotiation consistent with industry custom and practice. However, unless and until a more formal agreement is actually executed, this Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof. There are no representations, promises, warranties, covenants or undertakings other than those expressly set forth or provided for in this Agreement. This Agreement may be modified only by a written instrument duly executed by each of the parties hereto.

        (e) Neither party shall be liable to the other for any loss, damage or default occasioned by strike, civil disorder, governmental decree or regulation, acts of God or any other force majeure. In the event of the occurrence of any such force majeure, the Term of this Agreement will be suspended and extended for the duration of such force majeure.

        (f) Each party hereto shall execute, acknowledge and deliver any and all further documents or amendments consistent herewith which the other party may reasonably deem necessary or desirable to carry out the purposes of this Agreement. Distributor hereby irrevocably appoints Owner as its true and lawful attorney-in-fact with full power to execute, acknowledge and deliver any and all such documents Distributor fails to execute, acknowledge and deliver after a reasonable opportunity to do so. Such appointment shall be coupled with an interest and irrevocable.

        (g) Any provisions herein found by a court to be void or unenforceable shall not affect the validity or enforceability of any other provisions.

        (h) Neither this Agreement nor the rights or obligations of either party hereto may be assigned to any other person or entity without the prior written consent of the other party. Notwithstanding the foregoing, either party may assign this Agreement to a company acquiring all or substantially all of the assigning party's assets or into which the assigning party merges or is consolidated or to any company controlling, controlled by or under common control with the assigning party; provided, however, that Distributor may not assign this Agreement without Owner's prior written consent unless Richard Perin continues to be actively involved in the management and supervision of the day-to-day distribution operations of the company distributing the Program.

        (i) The waiver by either party of a breach of any provision of the Agreement shall not operate or be construed as a continuing waiver or a waiver of any subsequent breach by the other party.

AGREED TO AND ACCEPTED BY:

WOW ENTERTAINMENT, INC.


By: /s/ David B. McLane
    ---------------------------
    David B. McLane, President

M/G PERIN, INC.


By: /s/ Richard Perin           7/17/00
    ------------------------------------
    Richard Perin, President


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